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                                                                   EXHIBIT 10.46

                      MARKETING AND DISTRIBUTION AGREEMENT
                                     BETWEEN
                          U.S.I. HOLDINGS CORPORATION
                                       AND
                        MINNESOTA LIFE INSURANCE COMPANY

                             Dated November 7, 2002

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                                TABLE OF CONTENTS

Article                                                                 Page
-------                                                                 ----

ARTICLE I       DEFINITIONS................................................1
      1.1       Definitions................................................1

ARTICLE II      GENERAL RESPONSIBILITIES OF THE PARTIES....................4
      2.1       Responsibilities of Minnesota Life........................ 4
      2.2       Responsibilities of USI....................................4

ARTICLE III     DEVELOPMENT FEES...........................................4
      3.1       Development Fees...........................................4
      3.2       Accelerated Completion.....................................5
      3.3       Waiver of Timely Performance...............................5

ARTICLE IV      WEALTH MANAGEMENT DIVISION.................................5
      4.1       Establishment of the WMD; Ongoing Operation................5
      4.2       Contract Coordination......................................6
      4.3       Reporting and Audit Records................................6
      4.4       Exclusive Distribution.....................................6

ARTICLE V       WMD PRODUCTS AND SERVICES..................................7
      5.1       Minnesota Life Products....................................7
      5.2       Competing Products.........................................8
      5.3       Usage Fees.................................................8
      5.4       Buyout of Usage Fee Obligation.............................9

ARTICLE VI      PERSONNEL..................................................9
      6.1       Responsibilities of USI....................................9
      6.2       Securities Registration...................................10
      6.3       Licenses and Appointments.................................12

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      6.4       Contests and Trips........................................12
      6.5       Non-Solicitation..........................................12
      6.6       Non-Competition...........................................12

ARTICLE VII     COMMISSIONS...............................................13
      7.1       Commissions Schedules.....................................13
      7.2       Schedules.................................................13

ARTICLE VIII    USI GUARANTY OF AFFILIATE PERFORMANCE.....................13
      8.1       Guaranty..................................................13

ARTICLE IX      REPRESENTATIONS AND WARRANTIES OF USI.....................14
      9.1       Organization and Standing.................................14
      9.2       Authority.................................................14
      9.3       Absence of Conflicts......................................14
      9.4       Absence of Required Consents and Contractual
                 Restrictions.............................................14
      9.5       Litigation................................................15
      9.6       Licenses and Consents.....................................15
      9.7       Financial Capability......................................15

ARTICLE X       REPRESENTATIONS AND WARRANTIES OF MINNESOTA LIFE..........15
     10.1       Organization and Standing.................................15
     10.2       Authority.................................................15
     10.3       Absence of Conflicts......................................16
     10.4       Absence of Required Consents and Contractual
                 Restrictions.............................................16
     10.5       Litigation................................................16
     10.6       Financial Capability......................................16

ARTICLE XI      CONFIDENTIALITY, NON-SOLICITATION AND PROPRIETARY
                INFORMATION...............................................16
     11.1       Confidentiality...........................................17
     11.2       Intellectual Property Rights..............................17
     11.3       Employee Non-Solicitation.................................18

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ARTICLE XII     TERM AND TERMINATION OF AGREEMENT.........................19
     12.1       Initial Term of Agreement; Renewal........................19
     12.2       Termination of Agreement by Minnesota Life................19
     12.3       Termination by USI........................................20
     12.4       Insolvency Event..........................................20

ARTICLE XIII    DISPUTE RESOLUTION........................................21
     13.1       Intent....................................................21
     13.2       Negotiation Procedures....................................22
     13.3       Arbitration Procedures....................................22
     13.4       Equitable Remedies........................................23

ARTICLE XIV     INDEMNIFICATION...........................................23
     14.1       Minnesota Life Indemnification............................23
     14.2       USI Indemnification.......................................23

ARTICLE XV      MISCELLANEOUS.............................................24
     15.1       Entire Agreement, Amendments..............................24
     15.2       Assignment................................................24
     15.3       Headings..................................................24
     15.4       Notices...................................................24
     15.5       Governing Law.............................................25
     15.6       Counterparts..............................................25
     15.7       Waiver....................................................25
     15.8       Severability..............................................25
     15.9       Relationship of the Parties...............................25
     15.10      Access....................................................26
     15.11      Costs and Expenses........................................26
     15.12      Public Announcements......................................26
     15.13      Cooperation...............................................26

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                      MARKETING AND DISTRIBUTION AGREEMENT

        This Marketing and Distribution Agreement ("Agreement"), dated the 7th day of November, 2002, (the "Effective Date"), is between U.S.I. Holdings Corporation, a Delaware corporation on behalf of itself and each of its Affiliates ("USI"), and Minnesota Life Insurance Company, a Minnesota stock life insurance company ("Minnesota Life").

        WHEREAS, Minnesota Life, among other things, sells individual life insurance and annuity policies and contracts and related products and services designed for people with a high personal net worth (the "Target Market"); and

        WHEREAS, Minnesota Life would like to expand the number and character of distribution channels available to sell those products to its Target Market; and

        WHEREAS, USI and its Affiliates operate in the United States as a fully integrated insurance brokerage and related financial and other administrative services organization, offering general and specialty property and casualty insurance, insurance-related financial services, employee benefit, life insurance, third party administration, and related consulting services; and

        WHEREAS, USI, through its insurance agency and broker dealer Affiliates, wishes to develop a new "Wealth Management Division" to market the Minnesota Life products to Minnesota Life's Target Market, and Minnesota Life wishes to engage USI to develop this new distribution channel.

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed:

        (a) "Affiliate" means any entity controlling, controlled by, or under common control with a party of this Agreement.

        (b) "Ancillary Agreements" means all of the documents and agreements referred to, executed and delivered by the parties in connection with this Agreement.

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        (c)     "Change of Control" means (i) with respect to Minnesota Life,
                (A) any transaction or series of related transactions, as a result of which persons owning the outstanding voting securities of the company immediately prior to such transaction or series of related transactions cease to own a majority of the outstanding voting securities of the company thereafter, (B) the consolidation or merger of the company with or into another person, whether or not such person is the surviving entity of such transaction, unless, immediately after such consolidation or merger, persons owning the outstanding voting securities of the company prior to the transaction own a majority of the outstanding voting securities of such new or surviving entity, or (C) the sale, assignment or other transfer of all or substantially all of the business or assets of the company to any person or entity other than an Affiliate in a single transaction or series of related transactions; and (ii) with respect to USI, the acquisition by any person or group of related persons, in a single transaction or series of transactions and whether in the open market or otherwise, of the actual or beneficial ownership of any voting security of USI if, after such acquisition, the person, directly or indirectly, or by conversion or exercise of any right to acquire, would own, control, hold with the power to vote, or hold proxies representing forty-nine percent (49%) or more of the voting securities of USI; provided, however, if the acquiring person or any affiliate or subsidiary of the acquiring person underwrites or issues individual life insurance policies, then the relevant percentage of USI voting securities shall be twenty percent (20%).

        (d) "Competing Carrier" means an insurance company, broker/dealer, bank, trust company or other financial institution other than Minnesota Life that provides insurance or financial service products or services through the WMD.

        (e) "Competing Products" means the products or related services underwritten or offered by or through Competing Carriers which are available for sale through the Wealth Management Division, including but not limited to life insurance and annuity products.

        (f)     "Confidential Information" has the meaning set forth in Section
                11.1 of this Agreement.

        (g) "Deliverables" means the deliverables, business benchmarks and product-related requirements set forth on Exhibit A.

        (h) "Development Fees" means the scheduled payments to be made by Minnesota Life to USI as provided in Article III and Exhibit A to this Agreement.

        (i) "Dispute" has the meaning set forth in Section 13.1 of this Agreement.

        (j) "Effective Date" means the date set forth in the preamble of this Agreement.

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        (k)     "Experienced Wealth Management Specialist" means a Wealth
                Management Specialist who has production that would meet the qualification standards for the Million Dollar Roundtable for two of the preceding three calendar years.

        (l) "First Year Gross Revenue" means Gross Revenues which relate to the first twelve months of policies and contracts.

        (m) "Gross Revenues" means, as to the WMD, all gross dealer concessions, trails, first-year and renewal commissions, overrides, earnings, fees, bonuses, allowances or other remuneration paid to USI, any Affiliate of USI or any third party, arising from or related to the sale of ML Products or Competing Products through the WMD.

        (n) "Initial Payment" has the meaning set forth in Section 3.1 of this Agreement.

        (o) "Initial Term" means the ten-year period beginning on the Effective Date.

        (p) "ML Products" means the insurance products, retail mutual funds, or related services underwritten or offered through Minnesota Life or any of its Affiliates which are available for sale through the Wealth Management Division, and which are described in Exhibit F to this Agreement, as modified from time to time.

        (q) "Net Accrued Development Fees" means (i) the total Development Fees paid by Minnesota Life to USI under Article III of this Agreement, accumulated with interest at an effective annual yield of 20%, less (ii) any amounts paid by USI to Minnesota Life pursuant to Section 5.3 of this Agreement accumulated with interest at an effective annual yield of 20%.

        (r) "PV Usage Fees" means, as of the date USI's notice of its intent to buy out the Usage Fees pursuant to Section 5.4 of this Agreement is received by Minnesota Life, ("Notice Date") the present value of the expected stream of future Usage Fees payable by USI to Minnesota Life under Section 5.3 of this Agreement, where the present value calculation assumes (i) that the base revenue is the Gross Revenues during the twelve calendar month period ending with the month prior to the Notice Date (the "Base Period"), (ii) that the base revenue is projected forward for 60 months using the Gross Revenues' annual average growth rate for the previous 36 months (including the Base Period and the 24 month period preceding the Base Period), and (iii) that the expected stream of future Usage Fees is the projected Gross Revenues multiplied by the applicable Usage Fee rates scheduled during the 60 months and (iii) that the discount rate is the three-month London Interbank Offering Rate (LIBOR) as published in the Wall Street Journal, Eastern Edition, in effect on the Notice Date.

        (s) "Target Market" has the meaning set forth in the preamble to this Agreement.

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        (t)     "Usage Fees" means the fees paid by USI to Minnesota life as provided in Section 5.3 of this Agreement.

        (u) "USI" means U.S.I. Holdings Corporation and all of its Affiliates.

        (v) "Wealth Management Division" or "WMD" means the operating division of USI and one or more of its Affiliates through which insurance agents and registered representatives of USI or its Affiliates, identified as Wealth Management Specialists, will offer insurance products and related financial products and services, including the ML Products.

        (w) "Wealth Management Specialist" means an individual agent or registered representative employed or contracted by USI or one of its Affiliates who sells ML Products or Competing Products through the WMD.

                                   ARTICLE II
                     GENERAL RESPONSIBILITIES OF THE PARTIES

2.1 Responsibilities of Minnesota Life. On and after the Effective Date and, subject to all of the terms, conditions, and covenants contained in this Agreement and any Ancillary Agreement, Minnesota Life shall, or shall cause its Affiliates to (i) pay the Development Fees set forth in Article III, (ii) make available the ML Products in accordance with Article V, and
        (iii) pay USI compensation as provided in Article VII.

2.2 Responsibilities of USI. On and after the Effective Date, and subject to all of the terms, conditions, and covenants contained in this Agreement and any Ancillary Agreement, USI shall, or shall cause its Affiliates to
        (i) establish and operate the WMD in accordance with Article IV, (ii) retain and compensate sales personnel in accordance with Article VI,
        (iii) market and sell the ML Products as provided in Article V of this Agreement, and (iv) pay Minnesota Life Usage Fees in accordance with
        Article V.

                                   ARTICLE III
                                DEVELOPMENT FEES

 3.1 Development Fees. Minnesota Life will pay USI development fees for USI to build the WMD. Except for the Initial Payment, payment by Minnesota Life will be made only upon USI's completion of the Deliverables set forth in Exhibit A to this Agreement. The development work will be divided into nine independent phases, as described in the Deliverables. One million dollars will be payable on the Effective Date (the "Initial Payment") so that USI may begin the work necessary to complete Phase One of the development. Subsequent payments will be made by Minnesota Life upon USI's timely completion of all of the Deliverables to Minnesota Life's reasonable satisfaction

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        applicable to the preceding development phase. The amount of Development
        Fees for each phase is set out in Exhibit A to this Agreement. By way of illustration, the second installment of Development Fees, to be used by USI to undertake Phase Two of the development, will be due from Minnesota Life only if and only when USI completes all of the Deliverables applicable to Phase One of the development process. The maximum total amount of Development Fees is six million dollars.

3.2 Accelerated Completion. If USI completes all of the Deliverables for any development phase prior to the date specified for that phase in Exhibit A, Minnesota Life will promptly pay USI the Development Fees associated with the subsequent development phase. The final date for performance for the subsequent development phase, however, shall not be accelerated and will remain as set forth in Exhibit A.

3.3 Waiver of Timely Performance. Time is of the essence in completion of each Deliverable during each phase of development. However, if Minnesota Life in its sole discretion waives the timeliness of completion of any Deliverable during any phase of development, USI shall complete performance of the Deliverable waived by the end of the next following development phase.

                                   ARTICLE IV
                           WEALTH MANAGEMENT DIVISION

4.1     Establishment of the WMD; Ongoing Operation.

        (a) The intent of the parties is to build a new distribution channel through which the parties intend to sell the ML Products as well as Competing Products. In consideration of the payment of the Development Fees, USI will establish the WMD in accordance with the Deliverables, applicable law and regulations, and the terms and conditions of this Agreement and any Ancillary Agreements, including, without limitation, the terms and conditions set forth in an "Agency Agreement" substantially in the form set out in Exhibit B, and one or more "Selling Agreements" substantially in the form set out in Exhibit C.

        (b) Following the completion of the Deliverables, USI will operate the WMD in a businesslike manner, consistent with applicable laws and regulations and the terms of this Agreement and the Ancillary Agreements, and agrees to meet the minimum sales personnel and production requirements set forth in Exhibit D to this Agreement.

4.2 Contract Coordination. To facilitate the accomplishment of the mutual undertakings provided under this Agreement, to provide operational guidance as necessary, and to assist in the resolution of certain Disputes as more fully explained in Section 13.2, USI and Minnesota Life shall each select and appoint two (2) members to a contract coordinating committee to be known as the "WMD Oversight Committee." Larry S. Rybka may serve as an additional member of the Committee. At least one representative

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        of each party shall be a senior level executive. The initial members of the WMD Oversight Committee are set forth in Exhibit E to this Agreement. The committee shall meet as often as necessary to effectuate the purposes of this Agreement, but no less frequently than monthly during the first eighteen months of the Agreement and quarterly thereafter. Meetings may be held by teleconference, videoconference or in person.

4.3     Reporting and Audit Records.

        (a) Reports. USI will prepare and deliver to Minnesota Life reports regarding the operations and business prospects of the WMD containing such information and in such form and frequency as mutually agreed to by the parties from time to time. USI will use its best efforts to assure that each report is true, complete and accurate in all material respects and not contain any material omissions or misstatements. Without limiting the generality of the forgoing, USI will prepare and deliver to Minnesota Life no less frequently than monthly a report detailing all premiums collected and all Gross Revenue broken out by carrier and Wealth Management Specialist.

        (b) Records. Each party shall keep and maintain proper and complete records and books of account documenting the business of the WMD for at least the applicable statute of limitations under the Internal Revenue Code plus any extensions of that limitation for the time period to which the records relate.

        (c) Audit Rights. Each party shall permit the other party or its representatives to have access, at such party's own expense, during regular business hours and upon not less than two (2) weeks' prior written notice, (but not more frequently than quarterly) to its records and books pertaining to the operation of the WMD, including without limitation, books and records relating to sales practices and training, and to sales commissions and sales production.

        (d) Confidentiality. Any information furnished to a party pursuant to this Section and any information obtained by its representative pursuant to this Section shall constitute Confidential Information of such party as set forth in Section
                11.1 of this Agreement.

4.4     Exclusive Distribution.

        (a) USI. Except for the offer of Competing Products through the WMD as provided in Article V of this Agreement and except to the extent permitted under Section 6.2 of this Agreement, neither USI nor any of its Affiliates will design, develop, offer, administer, promote, arrange for the sale of, or sell, either directly or indirectly, any insurance products or related financial services which are substantially similar to those offered through the WMD (including the ML Products and the Competing Products) during the term of this Agreement. For purposes of this Section 4.4(a), those insurance products or related financial

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                services which are sold in compliance with the requirements set forth in Section 6.2(b) of this Agreement shall not be deemed "substantially similar" to those products offered through the WMD.

        (b) Minnesota Life. USI does not have the exclusive right to market the ML Products and nothing in this Agreement shall be construed to limit Minnesota Life's ability to market the ML Products through its existing or future channels of distribution, whether or not in competition with USI.

                                    ARTICLE V
                            WMD PRODUCTS AND SERVICES

5.1     Minnesota Life Products.

        (a) Products Included. The ML Products will initially include individual life insurance, retail mutual funds, defined contribution plans, trust services, as set forth in Exhibit F to this Agreement. Minnesota Life may add to Exhibit F new or additional products and services developed by Minnesota Life or its Affiliates that are appropriate for distribution through the WMD. Minnesota Life will add individual annuities (both immediate and deferred) to Exhibit F in 2003.

        (b) Preferred Status. USI acknowledges that Minnesota Life's commitment to pay for the development of the Wealth Management Division is conditioned on the commitment of USI to market the ML Products. Accordingly, USI will offer certain ML Products through the WMD on a "preferred basis." That is, when an ML Product is suitable to a customer or client's needs in the reasonable judgment of USI, the ML Product or service will be offered before Competing Products are offered. The ML Products which are to be "preferred" as of the Effective Date are identified in Exhibit F. Retail individual annuities, when added to Exhibit F in 2003, will have preferred status. Any other new ML Products added to Exhibit F shall have preferred status only with the consent of USI, which consent shall not be unreasonably withheld.

        (c) Non-WMD Products. USI will make Minnesota Life's defined contribution plans and trust services available to all of the USI distribution systems on a non-preferred basis (i.e., "shelf space").

5.2 Competing Products. Subject to the "preferred status" of the ML Products and payment of Usage Fees under Section 5.3, USI may offer its customers and clients Competing Products through the WMD (but only through the WMD, except as specified in Section 6.2 of this Agreement). Each commission or compensation arrangement established by USI with any Competing Carrier must provide for a rate of compensation to selling agents or registered representatives and an internal allocation process that is substantially equivalent to the rate paid to selling agents or registered representatives for the sale of

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        comparable ML Products. USI's internal allocation of Gross Revenues is set forth in Exhibit G to this Agreement, which may be amended by USI at any time, subject to (a) advance written notice to Minnesota Life, and
        (b) continued compliance with the "compensation equivalency" requirement set forth in this Section 5.2.

5.3     Usage Fees.

        (a) General. In consideration of the ability to offer Competing Products and ML Products through the WMD as provided in this
                Article V, the creation of which is to be largely funded by Minnesota Life's payment of Development Fees in accordance with
                Article III of this Agreement, USI will pay Minnesota Life Usage Fees as provided in this Section 5.3.

        (b) Initial Term. During the first ten years of the Agreement, USI will pay Minnesota Life, in the manner described in paragraph
                (c) below, a Usage Fee equal to the greater of (i) 10% of the Gross Revenues received from the sale of all products and services sold through the WMD, or (ii) an amount equal to 8% of the total Development Fees paid by Minnesota Life to USI.

        (c) Monthly Payment; Annual Reconciliation. To simplify the payment and accounting of the Usage Fee, USI will pay Minnesota Life as follows:

                (i) Monthly Remittance. By the twentieth day of each calendar month, USI will pay to Minnesota Life an amount equal to 10% of the Gross Revenues received by USI during the preceding calendar month (the "Estimated Fees").

                (ii) Annual Reconciliation. By the fiftieth day following each calendar year, USI will determine whether the Estimated Fees for the preceding calendar year were greater or lesser than an amount that would produce an 8% annual yield on the total Development Fees paid by Minnesota Life to USI.

                        (a) If the amount is greater, no additional payment is
                            due.

                        (b) If the amount is lesser, then USI shall promptly pay
                            the amount of the difference to Minnesota Life.

        (d) After the Initial Term. Beginning on the first day following the tenth anniversary of the Effective Date of this Agreement, USI will pay Minnesota Life, on a monthly basis, a Usage Fee equal to 3% of the Gross Revenues. This amount shall be paid by USI by the twentieth day of each calendar month, based on revenue received during the prior calendar month.

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        (e)     Reports. USI will prepare reports to Minnesota Life regarding the payment of Usage Fees as provided in this Section and in accordance with Section 4.3(a) of this Agreement. Minnesota Life will review each report and provide any objections to USI within thirty days from the receipt of each report. Each report to which no timely objections have been made shall be deemed accepted by Minnesota Life.

        (f) Disputes. Any dispute regarding the amount of Usage Fees due to or to be returned by Minnesota Life shall be resolved in accordance with Article XIII of this Agreement and neither party shall be permitted to suspend performance of any obligations under this Agreement during the pendancy of the dispute resolution process, including without limitation the suspension of any sales activity or the payment of any commissions, Usage Fees, or Development Fees.

5.4 Buyout of Usage Fee Obligation. At any time after the fifth anniversary of the Effective Date of this Agreement, USI may terminate its obligation to make ongoing payments of Usage Fees by a single payment to Minnesota Life, in cash, of an amount equal to the greater of (i) the Net Accrued Development Fees, or (ii) the PV Usage Fees. Buy-out and termination of the Usage Fee provisions of the Agreement by USI in accordance with this Section 5.4 will not, in and of itself, terminate any of the remaining provisions of the Agreement, including USI's obligation to continue marketing the ML Products.

                                   ARTICLE VI
                          WEALTH MANAGEMENT SPECIALISTS

6.1 Responsibilities of USI. In addition to any specific requirements set forth in the Agent and Selling Agreements described in Section 4.1(a) of this Agreement and any other requirements contained in this Agreement and any Ancillary Agreements, USI will, with respect to its Wealth Management Specialists:

        (a) Recruit and retain a sufficient number of Wealth Management Specialists to fulfill its obligations under this Agreement and the Ancillary Agreements and to fulfill the intent of the parties;

        (b) Maintain a sufficient number of locations to fulfill its obligations under this Agreement and the Ancillary Agreements and to fulfill the intent of the parties, and to replace promptly and carefully any vacancies which may arise;

        (c) Assure that USI, its Affiliates and its Wealth Management Specialists have and maintain the necessary licenses and appointments to sell the ML Products and the Competing Products;

        (d) Train and oversee the sales and service practices of the Wealth Management Specialists and other WMD personnel to assure compliance with the applicable

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                rules and requirements of the NASD and any other governmental authority or self-regulatory organization;

        (e) Encourage persistency and discourage replacement of existing business, unless not appropriate for the customer, and assure that all applicable rules and procedures regarding replacement are followed by the Wealth Management Specialists;

        (f)     Maintain reasonable production growth; and

        (g) Not permit the use of any marketing or sales materials referring or pertaining to the ML Products or Minnesota Life and its Affiliates which are inaccurate or misleading, and to permit Minnesota Life to review all such materials at its request and to discontinue the use of any materials deemed inappropriate by Minnesota Life.

6.2     WMD Participation.

        (a) Subject to the exceptions contained in this Section 6.2 of this Agreement, USI will require all current USI sales force personnel who are engaged in the sale of individual life insurance or individual annuities to become Wealth Management Specialists within six months of the Effective Date, and those who are registered to sell variable products to transfer their registrations to USI Securities within the same time period. Any of the current USI sales force personnel who become Wealth Management Specialists during that time period ("Grandfathered Personnel") will have access to all of the carriers and systems available to newly hired Wealth Management Specialists and may continue to write business with the Competing Carriers they used prior to that time period. Any Gross Revenues derived from new sales after the date of this Agreement by the Grandfathered Personnel, whether from Minnesota Life or from Competing Carriers, shall be subject to all of the provisions of this Agreement, including but not limited to payment of Usage Fees in accordance with Section 5.3 of this Agreement. Any Gross Revenues derived from renewal commissions related to sales made by the Grandfathered Personnel prior to the date of this Agreement, however, shall not be subject to the payment of Usage Fees.

        (b) Notwithstanding the provisions of paragraph (a) of this Section 6.2, sales force personnel ("Exempt Personnel") associated with those USI business units identified in Exhibit H ("Excluded Entities") shall not be required to become Wealth Management Specialists, and USI shall not be required to pay Usage Fees pertaining to business sold by such personnel, so long as the business sold by the Exempt Personnel falls within the scope of the business model of the Excluded Entity, as described in Exhibit H. The exemptions under this paragraph (b) shall continue only so long as there are not material changes in the business model of the Exempt Entity from that described in Exhibit H. An Exempt Person may not produce sales of individual life or annuity products outside of the business model described in Exhibit H except by becoming a Wealth Management Specialist, in which case the provisions of Section 6.2(a) apply (including, without limitation, the requirement for the payment of Usage Fees in accordance with Section 5.3 of this Agreement) and the person will no longer be "Exempt," or by referring the customer(s) to a Wealth Management Specialist.

        (c) No Wealth Management Specialist or affiliated office or referring person will refer business to an Excluded Entity or to Exempt Personnel that would otherwise be written within the Wealth Management Division.

        (d) William Dungan of USI Southeast, who is registered with M Holdings Securities, Inc., and an owner-partner of M Financial Group, and which interest precedes this Agreement, is exempt from the requirement to become a Wealth Management Specialist and from the requirement that he transfer his securities registrations to USI Securities, Inc. Notwithstanding this exemption, all revenue attributable to sales made by Mr. Dungan (i.e., all revenue flowing through USI Securities, Inc. or M Holdings Securities, Inc., or any other broker/dealer) will be subject to payment of Usage Fees by USI as provided in Section 5.3, with the exception of corporate owned business including 50 or more employees. Further, USI agrees that William Dungan will only conduct business out of USI offices in Norfolk and Alexandria, Virginia.

        (e) The intent of the parties in this Section 6.2 (as more fully described in Exhibit J of this Agreement) is that no individual salesperson, or division, or Affiliate, or subsidiary of USI, flow or refer business to an Exempt Entity or to Exempt Personnel that would otherwise be placed by a Wealth Management Specialist, for the purpose of avoiding the payment of Usage Fees to Minnesota Life. Any question, request for clarification, or dispute as to whether any past, current, or proposed business activity is consistent with that intent, may be referred to the WMD Oversight Committee at the request of either Party to this Agreement. The WMD Oversight Committee will review the facts and circumstances pertaining to any such request and shall provide a recommendation to the Parties, which may include but is not limited to guidance on how to rectify a prior act or to implement revised business procedures. The recommendations of the WMD Oversight Committee, including payment of any amount due, shall be implemented within a commercially reasonable time (which, in the case of payments due, shall be no longer than twenty business days), unless, within twenty business days from the date the Committee's recommendations are made, either party elects to proceed to formal dispute resolution under Section
                13.3 of this Agreement.

6.3 Licenses and Appointments. USI, its Affiliates, and its sales force personnel will have and agree to maintain at USI's expense, all required licenses, or registrations, or appointments necessary to sell the ML Products and the Competing Products. In the event the appointment of any USI Wealth Management Specialist is terminated by Minnesota Life, USI agrees that it will not permit the Wealth Management Specialist

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

        whose appointment is terminated to sell or offer Competing Products through the WMD during the term of this Agreement.

6.4 Contests and Trips. USI, in its sole discretion and from time to time, shall sponsor sales conventions or sales recognition trips for its Wealth Management Specialists. USI shall use its best efforts to discourage its Wealth Management Specialists from participating in conventions or trips offered by Competing Carriers or by Minnesota Life. In lieu of permitting the Wealth Management Specialists to participate in Minnesota Life's own sales conventions or trips, Minnesota Life will contribute to USI's cost of providing such trips through payment to USI of that percentage of premiums received on account of the sales of ML Products which is so designated in the Agency and Selling Agreements set forth in Exhibits B and C to this Agreement; provided however, that no such payments shall be made during or on account of any time period for which USI does not provide such sales conventions or trips.

6.5 Non-Solicitation. During the term of this Agreement and for a two-year period thereafter, neither Minnesota Life nor USI shall solicit, hire, employ, or contract as an independent contractor any person who is (or during the six month period prior to the date of solicitation, employment, hiring or contracting, was) a full or part time agent or registered representative of the other party or of any Affiliate of the other party, including without limitation, Securian Financial Services, Inc.

6.6 Preservation of Business. Each agreement between USI and any Wealth Management Specialist must contain, to the extent permitted by applicable law, a preservation of business provision substantially similar to that set forth in Exhibit I to this Agreement, or which is otherwise acceptable to Minnesota Life. USI agrees to actively enforce those provisions, to the full extent available under applicable law, including, without limitation, by bringing suit for judicial enforcement. USI's enforcement obligations under this Section 6.6 shall survive the termination of this Agreement for a period of one year.

                                   ARTICLE VII
                                   COMMISSIONS

7.1 Commissions. Minnesota Life will pay commissions on the ML Products to USI in accordance with commission schedules established by Minnesota Life in its sole discretion from time to time. Commissions will be paid to USI with the same frequency that Minnesota Life pays commissions to other general agents. USI will be solely responsible for the payment of commissions and any other compensation to Wealth Management Specialists and any other individual insurance agents, registered representatives, and for any payments to any other third party.

7.2 Schedules. The initial commission schedules are set forth as appendices to the Agency and Selling Agreements attached as Exhibits to this Agreement. Minnesota Life will not amend any commission schedules for any Minnesota Life Product sold as of the Effective Date of this Agreement (except as to the Selling Agreement for Advantus Mutual Funds set forth in Exhibit C-l) during the term of this Agreement without the consent of USI

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

        (which consent shall not be unreasonably withheld) unless USI has exercised its buyout option pursuant to Section 5.4 of this Agreement. If the commission schedule for the Advantus Mutual Funds is amended or is proposed to be amended by Minnesota Life or its Affiliates, USI shall have 30 days from the date USI receives notice of the amendment or proposed amendment to provide reasonable written objections to Minnesota Life. If such objections are given, the Advantus Mutual Funds will no longer have "preferred status" under Section 5.1 (b) of this Agreement, effective on the date USI's objection is received by Minnesota Life. The amended commission schedule, however, will become effective as proposed by Minnesota Life or its Affiliate without regard to USI's objection. The dispute resolution procedures under Article XIII of this Agreement shall not apply to any dispute regarding amendments to the commission schedules for the Advantus Mutual Funds under this Section 7.2.

                                  ARTICLE VIII
                      USI GUARANTY OF AFFILIATE PERFORMANCE

8.1 Guaranty. USI hereby absolutely and unconditionally guarantees to Minnesota Life the full and prompt performance of each obligation of this Agreement delegated by USI to, or undertaken by, any Affiliate of USI.

                                   ARTICLE IX
                      REPRESENTATIONS AND WARRANTIES OF USI

        USI hereby represents and warrants to Minnesota Life on behalf of itself and any Affiliates performing services under this Agreement or any Ancillary Agreement (collectively, the "USI Companies") as follows:

9.1 Organization and Standing. Each USI Company performing services under this Agreement is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation of such corporation, with the requisite power to enter into and perform its obligations under this Agreement and the Ancillary Agreements in accordance with their respective terms.

9.2 Authority. USI has the full right, power and authority to execute and deliver this Agreement and the Ancillary Agreements on its own behalf or on behalf of its Affiliates performing services under this Agreement, and to perform or cause to be performed their respective terms. USI has taken all required actions to approve and adopt this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements are duly authorized, valid and binding agreements of USI enforceable against USI in accordance with their respective terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The person or persons executing this Agreement and the

        Ancillary Agreements on its behalf is duly authorized and empowered to do so on behalf of USI.

9.3 Absence of Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements by USI and the consummation of the transactions required under such agreements (a) do not violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction currently applicable to the USI Companies or any of their respective property or assets, and (b) do not violate or conflict with any charter provision or bylaw of the USI Companies or any existing mortgage, indenture, contract, licensing agreement, financing statement or other agreement binding on the USI Companies.

9.4 Absence of Required Consents and Contractual Restrictions. No consent or approval of the stockholders of USI or any third party is required to be obtained by USI in connection with the execution and delivery of this Agreement, or the Ancillary Agreements, or the performance of the transactions contemplated under these agreements. No contract or agreement to which any USI Company restricts the ability of USI or its Affiliates to fulfill its obligations and responsibilities under this Agreement or any Ancillary Agreement or to carry out the activities contemplated by such agreements.

9.5 Litigation. There is no threatened or actual material legal action or other proceeding pending before any court or any governmental or administrative agency, or any threatened or actual governmental investigation pending or any claim pending against or relating to the business of the USI Companies which would have a material adverse impact on the USI Companies performing services under this Agreement, or upon their ability to perform their respective obligations under this Agreement.

9.6 Licenses and Consents. The USI Companies, and any sales personnel employed by or under contract with a USI Company have all licenses, appointments or permits necessary for the conduct of the business in each state where such a license, appointment or permit is required, including without limitation, licensure as an insurance agency and registration as a broker/dealer. All governmental and other consents that are required to be obtained by any USI Company with respect to this Agreement have been obtained by USI or its Affiliate and are in full force and effect, and each USI Company has complied with all conditions contained in any such consents.

9.7 Financial Capability. Taking into account the timely payment of Development Fees by Minnesota Life pursuant to Article III of this Agreement, USI has sufficient capital, available funds, or existing credit lines to successfully undertake, complete and perform its obligations, indemnifications, and guaranties under this Agreement and the Ancillary Agreements.

                                    ARTICLE X
                         REPRESENTATIONS AND WARRANTIES
                                OF MINNESOTA LIFE

        Minnesota Life hereby represents and warrants to USI on behalf of itself or any Affiliate performing services under this Agreement or any Ancillary Agreement (collectively, the "Minnesota Life Companies") as follows:

10.1 Organization and Standing. Each Minnesota Life Company performing services under this Agreement is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation of such corporation with the requisite power to enter into and perform its obligations under this Agreement and the Ancillary Agreements in accordance with their respective terms.

10.2 Authority. Minnesota Life has the full right, power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to perform or cause to be performed their respective terms. Minnesota Life has taken all required actions to approve and adopt this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements are duly authorized, valid and binding agreements of Minnesota Life enforceable against Minnesota Life in accordance with their respective terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The person or persons executing this Agreement and the Ancillary Agreements on its behalf is duly authorized and empowered to do so on behalf of Minnesota Life.

10.3 Absence of Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements by Minnesota Life and the consummation of the transactions required under such agreements (a) do not violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction currently applicable to any Minnesota Life Company, or any of their respective property or assets, and (b) do not violate or conflict with any charter provision or bylaw of any Minnesota Life Company or any existing mortgage, indenture, contract, licensing agreement, financing statement or other agreement binding on any Minnesota Life Company.

10.4 Absence of Required Consents and Contractual Restrictions. No consent or approval of the sole stockholder of Minnesota Life or any third party is required to be obtained by Minnesota Life in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the performance of the transactions contemplated under these agreements. No contract or agreement to which any Minnesota Life Company is a party restricts the ability of any Minnesota Life Company to fulfill its obligations and responsibilities under this Agreement or the Ancillary Agreements or to carry out the activities contemplated by such agreements.

10.5 Litigation. There is no material legal action or other proceeding presently before any court or any governmental or administrative agency or any governmental investigation pending or any claim pending against or relating to the business of the Minnesota Life Companies which would have a material adverse impact on any Minnesota Life Company, or their operations or ability to perform their respective obligations under this Agreement or the Ancillary Agreements.

10.6 Financial Capability. Minnesota Life has sufficient capital or available funds to successfully undertake, complete and perform its obligations and indemnifications under this Agreement and the Ancillary Agreements.

                                   ARTICLE XI
                      CONFIDENTIALITY, NON-SOLICITATION AND
                             PROPRIETARY INFORMATION

11.1    Confidentiality.

        (a) "Confidential Information" means all information furnished by Minnesota Life or USI, or their respective directors, officers, employees, agents or representatives, including without limitation, attorneys, accountants, consultants, financial advisors and family members (collectively "representatives") and all analysis, compilations, data, studies or other documents prepared by Minnesota Life, USI, or their respective representatives, containing or based in whole or in part on any such furnished information. Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Minnesota Life or USI or their respective representatives; (ii) becomes available to Minnesota Life, USI, or their representatives, on a non-confidential basis from a source other than Minnesota Life, USI, or their representatives; or (iii) was known to Minnesota Life, USI, or their representatives, on a non-confidential basis prior to disclosure by Minnesota Life, USI, or their representatives.

        (b) The parties agree to keep all Confidential Information confidential. Confidential Information will not, without the prior written consent of the other parties hereto, be disclosed by a party or its representatives to any other person or entity, in any manner whatsoever, in whole or in part, and will not be used by a party or its representative directly or indirectly for any purpose other than such activities necessary to complete the transactions contemplated by this Agreement. Moreover, the parties agree to transmit Confidential Information only to those representatives who need to know the information for the purpose of evaluating the transactions contemplated by this Agreement, it being understood that each representative shall be informed of the confidential nature of such information and that each party shall be responsible for any breach by its representatives.

        (c) In the event that Minnesota Life, USI, or any one to whom Confidential Information is transmitted pursuant to this Agreement is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or a similar process) to disclose any of the Confidential Information, the parties so compelled will provide the other parties with prompt written notice so that the other parties may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that a party waives compliance with the provisions of this Agreement, the compelled party will furnish only that portion of the Confidential Information which is legally required and will exercise its best efforts to obtain reasonable assurance that confidential treatment will be accorded to the Confidential Information.

11.2    Intellectual Property Rights.

        (a) All right, title and interest in and to any written, electronic or visual materials, created or developed jointly by Minnesota Life and USI, or solely by Minnesota Life, in connection with the marketing of the ML Products shall belong to Minnesota Life, including, without limitation, all copyrights, trademarks and service marks (collectively, the "Marketing Rights"). Except as provided in this Section 11.2, USI will acquire no rights to the Marketing Rights. If USI acquires any ownership of such rights, whether by operation of law or otherwise, USI hereby assigns and transfers such rights to Minnesota Life. Minnesota Life hereby grants USI the right to use the Marketing Rights, trademark or any other name selected to identify the Program or the Products, as well as other words or symbols identifying Minnesota Life, but only on USI's advertising and promotional materials used to market or promote the Program during the term of this Agreement. Each use will conform to rules of Minnesota Life or Minnesota Life regarding reproduction or reference to such words or symbols. USI shall not use any Minnesota Life trademarks or any variations thereof for any other purpose, without the prior written consent of Minnesota Life. USI hereby grants to Minnesota Life the right to use the USI name, as well as any words or symbols identifying USI, in Minnesota Life's advertising and promotional materials used to market or promote the Program. Each use will conform to the rules of USI regarding reproduction or reference to such words or symbols. Minnesota Life shall not use any USI trademarks or variations thereof for any other purpose, without the prior written consent of USI.

        (b) If this Agreement is terminated or nonrenewed by USI in accordance with Sections 12.1 or 12.3 (a) or (c), Minnesota Life will grant USI a non-exclusive license to use those the Marketing Rights which were jointly developed by Minnesota Life and USI (and only those Marketing Rights) in connection with USI's future sales of ML Products.

11.3    Employee and Agent.

        (a) For a period of two (2) years from the Effective Date of this Agreement, neither party, directly or indirectly, will hire any officer or employee of the other party or any Affiliate of that party to become an employee or consultant or otherwise interfere with any such officer's or employee's current employment status. Notwithstanding the foregoing, this provision shall not prohibit employing any such employees or officers who contact a party to this Agreement on his or her own initiative or in response to a general solicitation not specifically directed to such employee or officer.

        (b) During the term of this Agreement and for a period of 6 months thereafter, neither party shall employ or appoint, or solicit for appointment or employment, any insurance agent or registered representative who is, or who at any time during the preceding six months had been, associated with or employed by the other party or any General Agent of the other party, nor to encourage such a person to leave his or her association with the other party or its General Agent, or assist anyone else to do any of the foregoing.

                                   ARTICLE XII
                        TERM AND TERMINATION OF AGREEMENT

12.1 Initial Term of Agreement; Renewal. Unless sooner terminated pursuant to Sections 12.2, 12.3 or 12.4, this Agreement shall commence on the Effective Date and shall continue for an initial term ending on the tenth anniversary date thereof (the "Initial Term"). Following completion of the Initial Term, this Agreement shall automatically renew for successive one-year terms, unless (a) notice is given by either party of its determination not to renew, which notice must be given at least ninety (90) days prior to the end of the Initial Term or any annual renewal term, and (b), in the case of USI, USI pays Minnesota Life an amount equal to the buy-out fee described in Section 5.4 of this Agreement (unless USI has previously made such a payment to Minnesota
        Life).

12.2 Termination of Agreement by Minnesota Life. This Agreement and each Ancillary Agreement may be terminated by Minnesota Life:

        (a) Delay. Upon written notice to USI, in the event that USI fails to complete all of the Deliverables for any development phase by the completion date specified in Exhibit A, termination to be effective thirty (30) days from the date of Minnesota Life's notice.

        (b) Other Material Breach. In the event of a material breach of this Agreement or any Ancillary Agreement by USI other than those material breaches identified in Section 12.2(a), upon sixty (60) days' notice to USI identifying such breach in reasonable detail, unless such breach is cured within such notice period, provided, however, the terms of any Ancillary Agreement provide for a shorter notice period or for immediate termination, the terms of the Ancillary Agreement shall control.

        (c) Late Payment. Upon notice to USI, in the event that USI fails to pay any Usage Fee when due and such failure continues for a period of fifteen (15) days after notice by Minnesota Life;

        (d) Change of Control. Within one year of the effective date of a Change of Control of USI, upon ninety (90) days advance written notice.

        (e) Failure of Production. Upon notice to USI, in the event USI fails to meet the minimum sales personnel and production requirements set forth in Section 4.1(b) of this Agreement and such non-performance continues for a period of sixty (60) days from the date of notice.

        (f)     Liquidated Damages.

                (i) If the Agreement is terminated by Minnesota Life during the Initial Term for any reason set forth in paragraphs
                        (a), (b) or (c) of this Section 12.2, USI will pay to Minnesota Life liquidated damages equal to the total Development Fees paid by Minnesota Life to USI pursuant to Article III of this Agreement, plus interest accrued at 8% compounded annually. The parties specifically intend that the liquidated damages under clause (i) of this paragraph (f) are to be based upon the Development Fees paid by Minnesota Life, and not upon the Net Accrued Development Fees.

                (ii) If the Agreement is terminated by Minnesota Life after the Initial Term for any reason set forth in paragraphs
                        (a), (b), or (c) of this Section 12.2, or at any time for the reason set forth in paragraphs (d) or (e) of this Section 12.2, USI or its successors or assigns will pay Minnesota Life liquidated damages equal to the Usage Fee buyout amount described in Section 5.4 of this Agreement.

        (g) Payments Due. Payment of the liquidated damages described in this Section 12.2 are due thirty days after the effective date of termination, and will accrue interest beginning on the effective date of termination and ending on the date of payment at the pre-judgment interest rate set forth in Minnesota Statutes.

12.3    Termination by USI. This Agreement may be terminated by USI:

        (a) Non-Payment. Upon written notice to Minnesota Life, in the event that Minnesota Life fails to pay any of the Development Fees, commissions, or other amounts due under any Ancillary Agreement, when due and such failure shall continue for a period of fifteen
                (15) days after notice by USI.

        (b) Other Material Breach. By USI in the event of a material breach of this Agreement or any Ancillary Agreement by Minnesota Life upon sixty (60) days' notice to Minnesota Life identifying such breach in reasonable detail, unless such breach is cured within such notice period.

        (c) Change of Control. Within one year of the effective date of Change of Control of Minnesota Life, upon ninety (90) days advance written notice, but only if USI pays Minnesota Life an amount equal to the amount payable under Section 5.4.

12.4 Insolvency Event. This Agreement may be terminated by either party, upon the occurrence of an insolvency event with respect to the other party. The term "Insolvency Event" with respect to a party shall mean that such party: (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, rehabilitator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets;
        (7) has a secured party take possession of all or substantially all its assets or has a distress, execution attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

                                  ARTICLE XIII
                               DISPUTE RESOLUTION

13.1 Intent. USI and Minnesota Life desire to amicably resolve any disputes and disagreements between them with respect to the interpretation of any provisions of this Agreement or the Ancillary Agreements or with respect to performance under this Agreement or the Ancillary Agreements. Toward that end, USI and Minnesota Life agree that any controversy, claim, dispute or other matter in question (whether Minnesota

        Life's or USI's respective rights and/or remedies are governed by the laws of contract, tort or otherwise), arising out of or related to this Agreement or the Ancillary Agreements, the performance of this Agreement or the Ancillary Agreements, or the breach thereof, between Minnesota Life and USI (or any of their affiliates) (hereinafter "Dispute"), shall be negotiated between Minnesota Life and USI in accordance with the procedures established under this Article XIII; provided, however, that any Dispute arising out of or relating to Article XIII or Sections 4.4, 6.5, 6.6, and 11.2 of this Agreement or the breach, termination or validity thereof shall entitle any party at any stage of the dispute resolution to pursue equitable remedies in a court of equity.

13.2 Negotiation Procedures. Minnesota Life and USI agree that in the event any Dispute arises that cannot be resolved at the operating level by the employee or representative of each party having direct responsibility for the performance or operating function in question, the parties shall promptly meet for the purpose of negotiating in good faith to resolve such Dispute before resorting to arbitration. The negotiation will be conducted by the WMD Oversight Committee described in Section 4.2 of this Agreement. The negotiations shall be held, alternately, first at the office of USI, then at Minnesota Life's place of business, or at any other location agreeable to USI and Minnesota Life.

13.3    Arbitration Procedures. If the negotiation process described in Sections
        13.1 and 13.2 is not successful, then the Dispute shall be settled by binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Sections 3 and 4, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

        (a) The arbitration shall be held in St. Paul, Minnesota, or at any other location agreeable to USI and Minnesota Life.

        (b) Arbitration shall be by a single arbitrator, who shall be an executive or professional in the insurance industry drawn from the National Panel of Commercial Arbitrators. Within thirty (30) days after receipt of a demand for arbitration, each party shall designate a suggested arbitrator. If the arbitrator has not been selected within fifteen (15) days from the time each party has submitted its suggestions, the parties shall apply to a court of competent jurisdiction, which shall appoint the arbitrator from the persons nominated who meet the qualifications described in this Agreement.

        (c) Discovery shall be allowed in accordance with the United States Federal Rules of Civil Procedure which are applicable in the United States District Courts. All discovery shall be completed within sixty (60) days from the appointment of the arbitrator.

        (d) The arbitrator shall be required to apply the contractual provisions hereof in deciding the matter submitted to him or her and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement. The arbitrator may in

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

                his or her discretion grant pre-award and post-award interest at commercial rates. The arbitrator shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages. The arbitrator may in his or her discretion award reasonable attorneys' fees to the prevailing party.

        (e) A judgment upon the award entered by the arbitrator may be entered and enforced in any court having jurisdiction thereof.

        (f) Except as provided in paragraph (d) of this Section, each party shall bear its own costs and counsel fees, and the cost of the arbitration shall be shared equally by the parties; provided, however, that in the event that a party fails to comply with the orders or decision of the arbitrator, then such noncomplying party shall be liable for all costs and expenses (including, without limitation, attorneys fees) incurred by the other party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

13.4 Equitable Remedies. With respect to any claim, dispute or controversy arising out of or relating to Article XIII or Sections 4.4, 6.5, 6.6 and
        11.2 of this Agreement, each party acknowledges and agrees that (a) its respective covenants as licensor or licensee, or as a disclosing or receiving party, or otherwise, as the case may be, are special, unique and related to matters of extreme importance to each party, and, in the event that one party fails to perform, observe or discharge any of its obligations thereunder, the second party will be irreparably harmed and that no remedy at law will provide adequate relief to that party, and
        (b) the second party shall be entitled to a temporary restraining order and permanent injunction and other equitable relief in the case of any failure of the first party to perform, observe or discharge any of its covenants or obligations hereunder and without the necessity of proving actual damages. The remedies provided herein shall be cumulative and shall not preclude asserting by any party of any other rights or the seeking of any other remedies, either legal or equitable, against any other party hereto.

                                   ARTICLE XIV
                                 INDEMNIFICATION

14.1 Minnesota Life Indemnification. Minnesota Life agrees to indemnify and hold harmless USI and its Affiliates and each of the officers, directors, employees and agents of USI and its Affiliates, from and against any third party claims and losses, including, in each case, all direct costs and expenses (including, without limitation, reasonable attorneys' fees, all interest, penalties and costs of investigation or preparation of defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (but excluding punitive damages), arising from the negligence of

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

        Minnesota Life, its Affiliates or its employees in connection with the performance of, or breach of, its obligations under this Agreement or the Ancillary Agreements.

14.2 USI Indemnification. USI agrees to indemnify and hold harmless Minnesota Life and its Affiliates and each of the officers, directors, employees and agents of Minnesota Life and its Affiliates, from and against any third party claims and losses, including, in each case, all direct costs and expenses (including, without limitation, reasonable attorneys' fees, all interest, penalties and costs of investigation or preparation of defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (but excluding punitive damages), arising from the negligence of USI or its Affiliates, employees or agents in connection with the performance of, or breach of, its obligations under this Agreement or the Ancillary Agreements.

                                   ARTICLE XV
                                  MISCELLANEOUS

15.1 Entire Agreement, Amendments. This Agreement and the Ancillary Agreements contain the entire understanding of the parties with respect to the subject matter and are intended to supersede and govern all discussions and agreements of the parties hereto, including but not limited to the Letter of Intent dated May 21, 2002 between the Minnesota Life and USI.

15.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, and each and every covenant and condition herein, shall be personal to the parties hereto and shall not be assigned, without the prior written consent of the other parties, which consent may be withheld at their sole discretion.

15.3 Headings. Headings of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

15.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to be given if delivered in person, when transmitted by facsimile machine, when sent by overnight delivery service or mailed by registered first class mail, postage prepaid, return receipt requested, addressed as follows:

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

                U.S.I. Holdings Corporation
                50 California Street, 24th Floor
                San Francisco, CA 94111-4796
                Attention: Mr. David L. Eslick
                           President, Chairman and CEO, USI

                With copies to: General Counsel, USI
                                President, USI Securities, Inc.

                Minnesota Life Insurance Company
                400 Robert Street North
                St. Paul, MN 55101
                Attention: Mr. Randy F. Wallake, Executive Vice President

                With a copy to: General Counsel

15.5 Governing Law. This Agreement shall be governed and construed under the internal laws of the State of Minnesota, without regard to conflicts of laws principles.

15.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.7 Waiver. No failure or delay on the part of any party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or of any other right or power. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement, including rights to terminate this Agreement, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

15.8 Severability. If any one or more of the provisions contained in this Agreement or in any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

15.9 Relationship of the Parties. The parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute USI or its Affiliates, and Minnesota Life or its Affiliates as partners or joint venturers, or USI or its Affiliates or Minnesota Life or its Affiliates as an agent of the other. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking. Except for any payments of Usage Fees, Development Fees or Commissions contemplated by this Agreement or any Ancillary Agreement, the financial gain and loss directly associated with the operation of the WMD will accrue to USI, and the WMD shall not be considered a joint venture or partnership between USI and Minnesota Life from a legal, tax or financial reporting point of view.

15.10 Access. Each party will provide the other party with access to such information, records and personnel as may be reasonably requested by the other party for purposes of monitoring such party's activities pursuant to this Agreement. In addition, representatives of USI and Minnesota Life may, upon reasonable notice and at times reasonably acceptable to the other party, visit the facilities where activities pursuant to this Agreement are being conducted, and consult informally, during such visits and by telephone, with personnel of the other party involved in the performance of such activities. Any information made available pursuant to this Section 15.10 shall be subject to the confidentiality provisions set forth in Article XI.

15.11 Costs and Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

15.12 Public Announcements. No press releases or public announcements regarding the existence or terms of this Agreement shall be made by USI or Minnesota Life without the prior written approval of the other, which approval shall not be unreasonably withheld, except as may be necessary in the opinion of counsel, to meet the requirements or regulations of any governmental law or regulation in which event counsel either for the other party will be notified before and after any action is taken thereon.

15.13 Cooperation. The parties agree to cooperate and act in good faith to effectuate the intent and objectives of this Agreement and the Ancillary Agreements. Except as specifically provided, neither party shall unreasonably withhold any consent, agreement or determination expressly required under this Agreement or the Ancillary Agreements.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and effective as of the Effective Date.

                                        U.S.I. HOLDINGS CORPORATION

                                        By  /s/ David L. Eslick
                                            ------------------------------
                                        Its CHAIRMAN, PRESIDENT & CEO
                                            ------------------------------

                                        MINNESOTA LIFE INSURANCE COMPANY

                                        By  /s/ Randy F. Wallake
                                            ------------------------------
                                        Its EXECUTIVE VICE PRESIDENT
                                            ------------------------------

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